Exhibit (c)(ii)


                  MRI BUSINESS PROPERTIES FUND, LTD.

                               NOTE 2 TO

                   CONSOLIDATED FINANCIAL STATEMENTS

                      FORM 10-Q - MARCH 31, 1995


2.  Transactions with Related Parties

  An affiliate of MGP received reimbursement of administrative expenses amounting to $54,000 and $22,000 during the six months ended March 31, 1995 and 1994, respectively. These reimbursements are included in general and administrative expenses.